UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 12, 2005

(Date of Earliest Event Reported)

VERISITY LTD.

(Exact Name of Registrant as Specified in Its Charter)

Israel	Commission File:	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	0-32417	(I.R.S. Employer Identification No.)

331 East Evelyn Avenue

Mountain View, California 94041

(Address of Principal Executive Offices)

(650) 934-6800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On January 12, 2005, Verisity Ltd., a company incorporated under the laws of Israel (“Verisity”), Cadence Design Systems, Inc., a Delaware corporation (“Cadence”), and Scioto River Ltd., an Israeli corporation and wholly owned subsidiary of Cadence (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Verisity (the “Merger”), and each outstanding ordinary share of Verisity, NIS 0.01 par value per share, will be converted into the right to receive $12.00 in cash without interest, as described in Section 1.8(a) of the Merger Agreement. Following the Merger, Verisity shall continue as the surviving corporation, and the separate corporate existence of Merger Sub shall cease.

The Merger has been approved by unanimous vote of the boards of directors of both companies. The transaction is subject to approval by the shareholders of Verisity, the expiration or termination of waiting periods under U.S. antitrust laws and other customary conditions.

The description of the proposed transaction described in this report does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this report and incorporated herein by reference. There can be no assurance that the transactions contemplated by the Merger Agreement will be consummated.

The press release announcing the transaction, dated January 12, 2005, is attached hereto as Exhibit 99.1.

On January 12, 2005, pursuant to discussions between Verisity Ltd. (the “Company”) and Charles Alvarez, its Vice President of Finance and Administration, Chief Financial Officer and Secretary, commencing in February 2003, the Company and Mr. Alvarez entered into a Severance Benefits Agreement. The agreement provides that in the event that either (1) the Company, Verisity Design, Inc. or any successor entity following a “Change of Control Transaction” (as defined in the agreement) terminates Mr. Alvarez’s employment without “Cause” (as defined in the agreement), or (2) Mr. Alvarez voluntarily terminates employment with the Company or Verisity Design, Inc. or any successor entity following any “Constructive Termination Event” (as defined in the agreement) then Mr. Alvarez will be entitled to receive payments earned prior to his termination; and a severance payment in an amount equal to the sum of the aggregate base salary for the 12-month period following the effective date of termination and the amount of Mr. Alvarez’ targeted annual bonus for the year of termination (whether or not otherwise payable). The foregoing description is qualified by reference to the exact language of the Severance Benefits Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On January 12, 2005, the Company also entered into a letter agreement with David Larwood, its General Counsel. The agreement provides that if, within the twelve month period commencing upon completion of a “Change of Control Transaction,” (as defined in the agreement) Mr. Larwood is terminated by the Company (or its successor) without “Cause” (as defined in the agreement) or Mr. Larwood terminates employment with the Company (or its successor) voluntarily following a Constructive Termination Event (as defined in the agreement), Mr. Larwood will be entitled to payment of his base salary through the date of termination; compensation for any accrued and unused vacation, as well as earned benefits, up to and including the date of termination; eligibility for continued health care benefits in accordance with COBRA or similar provisions of state and federal law; reimbursement of expenses incurred prior to the date of termination; and a lump sum severance payment in an amount equal to the sum of (1) the aggregate base salary that would have otherwise been payable to Mr. Larwood by the

Company for the six-month period following the date of termination and (2) fifty percent of the amount of Mr. Larwood’s targeted annual bonus for the year of termination (whether or not otherwise payable). The foregoing description is qualified by reference to the exact language of the letter agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

The Merger will constitute a Change of Control Transaction under both Mr. Alvarez’ Severance Benefits Agreement and the letter agreement with Mr. Larwood.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 12, 2005, by and among Verisity Ltd., an Israeli corporation, Cadence Design Systems, Inc., a Delaware corporation, and Scioto River Ltd., an Israeli corporation and wholly owned subsidiary of Cadence Design Systems, Inc.

10.1	Severance Benefits Agreement, dated January 12, 2005, by and between Verisity Ltd. and Charles Alvarez

10.2	Letter agreement, dated January 12, 2005, by and between Verisity Ltd. and David Larwood

99.1	Press Release, dated January 12, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2005

VERISITY LTD.

By:	/s/ David Larwood
David Larwood
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 12, 2005, by and among Verisity Ltd., an Israeli corporation, Cadence Design Systems, Inc., a Delaware corporation, and Scioto River Ltd., an Israeli corporation and wholly owned subsidiary of Cadence Design Systems, Inc.

10.1	Severance Benefits Agreement, dated January 12, 2005, by and between Verisity Ltd. and Charles Alvarez

10.2	Letter agreement, dated January 12, 2005, by and between Verisity Ltd. and David Larwood

99.1	Press Release, dated January 12, 2005